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                                  Exhibit 12

                             Computation of Ratios

Net Income Per Share              =    Net Income/Average Common Shares
                                        Outstanding

Cash Dividends Per Share          =    Dividends Paid/Average Common Shares
                                        Outstanding

Book Value Per Share              =    Total Shareholders' Equity/Average
                                        Common Shares Outstanding

Return on Average Assets          =    Net Income/Average Assets

Return on Average Shareholders'   =    Net Income/Average Shareholders'
 Equity                                 Equity

Net Interest Margin               =    Net Interest Income/Average Earning
                                        Assets

Noninterest Expense to Average   =    Noninterest Expense/Average Assets
 Assets

Efficiency Ratio                  =    Noninterest Expenses/(Net Interest Income
                                        Plus Noninterest Income)

Average Loans to Deposits         =    Average Net Loans/Average Deposits
                                        Outstanding

Dividend Payout                   =    Dividends Declared/Net Income

Average Shareholders' Equity to   =    Average Shareholders' Equity/Average
 Average Assets                         Assets

Tier I Capital Ratio              =    Shareholders' Equity--Intangible
                                        Assets--Securities Mark-to-market
                                        Capital Reserve (Tier I Capital)/
                                        Risk Adjusted Assets

Total Capital Ratio               =    Tier I Capital Plus Allowance for
                                        Loan Losses/Risk Adjusted Assets

Tier I Leverage Ratio             =    Tier I Capital/Average Assets


Net Charge-offs to                =    (Gross Charge-offs Less Recoveries)/
 Average Loans                          Average Net Loans


Non-performing Loans to Period    =    (Nonaccrual Loans Plus Loans Past Due
 End Loans                              90 Days or Greater)/Gross Loans Net
                                        of Unearned Interest)


Non-performing Assets to Period   =    (Nonaccrual Loans Plus Loans Past Due
 End Assets                             90 Days or Greater Plus Other Real
                                        Estate)/Total Assets

Allowance for Loan Losses to      =    Loan Loss Reserve/(Gross Loans Net
 Period End Loans                       of Unearned Interest


Allowance for Loan Losses to      =    Loan Loss Reserve/(Nonaccrual Loans
 Non-Performing Loans                   Plus Loans Past Due 90 days or Greater)




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